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                                                                Exhibit 23(c)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our Report of Independent Public Accountants on the financial statements of Southern California Federal Savings and Loan Association (the Bank) for the year ended December 31, 1994 and to the reference to our Firm in the Experts section of the Preliminary Offering Circular of Peoples Bank of California which is included as Annex I of the Peoples Preferred Capital Corporation Series A Preferred Stock Form S-11 Registration Statement to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision. It should be noted that we have performed no audit procedures subsequent to June 9, 1995, the date of our report. Furthermore, we have not made an audit of any financial statements of the Bank as of any date or for any period subsequent to December 31, 1994, the date of the latest financial statements covered by our report.


                                              /s/ Arthur Andersen
                                              --------------------------
                                              Arthur Andersen


                                              Los Angeles, California
                                              September 5, 1997